                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*





                                THERASENSE, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                   883381 10 5
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
                     (DATE OF EVENT WHICH REQUIRES FILING OF
                                 THIS STATEMENT)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

--------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------
CUSIP NO. 883381 10 5                     13G
---------------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brentwood Associates VIII, L.P.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    3,495,247 shares of common stock(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,495,247 shares of common stock(1)
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A
-------------------------------------------------------------------------------

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-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,495,247 shares of common stock(1)
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          N/A
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.9% of shares of outstanding common stock(1)
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------


--------------
(1) Brentwood Associates VIII, L.P. holds directly 3,495,247 shares of common stock of the Issuer. Brentwood VIII Ventures LLC is the general partner of Brentwood Associates VIII, L.P.

* SEE INSTRUCTIONS BEFORE FILLING OUT!

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---------------------
CUSIP NO. 883381 10 5                     13G
---------------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Brentwood Affiliates Fund II, L.P.
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    145,636 shares of common stock(2)
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   145,636 shares of common stock(2)
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A
-------------------------------------------------------------------------------

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-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          145,636 shares of common stock(2)
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          N/A
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.4% of shares of outstanding common stock(2)
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON

          PN
-------------------------------------------------------------------------------

--------------
(2) Brentwood Affiliates Fund II, L.P. holds directly 145,636 shares of common stock of the Issuer. Brentwood VIII Ventures LLC is the general partner of Brentwood Affiliates Fund II, L.P.


* SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------
CUSIP NO. 883381 10 5                     13G
---------------------

-------------------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Brentwood VIII Ventures LLC
-------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3.     SEC USE ONLY
-------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                        5.     SOLE VOTING POWER
  NUMBER OF                    3,640,883 shares of common stock(3)
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6.     SHARED VOTING POWER
  OWNED BY                     N/A
    EACH               --------------------------------------------------------
  REPORTING             7.     SOLE DISPOSITIVE POWER
 PERSON WITH                   3,640,883 shares of common stock(3)
                       --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER
                               N/A
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,640,883 shares of common stock(3)
-------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          N/A
-------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.2% of shares of outstanding common stock(3)
-------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON

          00
-------------------------------------------------------------------------------


-------------

(3) Brentwood VIII Ventures LLC is the general partner of Brentwood Associates VIII, L.P., which holds directly 3,495,247 shares of common stock of the Issuer. Brentwood VIII Ventures LLC is also the general partner of Brentwood Affiliates Fund II, L.P., which holds directly 145,636 shares of common stock of the Issuer.

* SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)   NAME OF ISSUER:

            TheraSense, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1360 South Loop Road, Alameda, CA 94502


ITEM 2(a)   NAME OF PERSONS FILING:

            Brentwood Associates VIII, L.P.
            Brentwood Affiliates Fund II, L.P.
            Brentwood VIII Ventures LLC

            The statement on this Schedule 13G is filed on behalf of the persons listed above pursuant to Rule 13d-1(k)(1). The Joint Filing Agreement dated February 12, 2002 among the Reporting Persons is set forth in Exhibit I hereto and is incorporated herein by reference.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025


ITEM 2(c)   CITIZENSHIP:

            Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)   CUSIP NUMBER:

            883381 10 5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

               N/A

ITEM 4     OWNERSHIP:

            (a) Amount Beneficially Owned:

                   Brentwood Associates VIII, L.P.: 3,495,247 (see cover page) Brentwood Affiliates Fund II, L.P.: 145,636 (see cover page) Brentwood VIII Ventures LLC: 3,640,883 (see cover page)

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           (b) Percent of Class:

                  Brentwood Associates VIII, L.P.: 8.9% (see cover page) Brentwood Affiliates Fund II, L.P.: 0.4% (see cover page) Brentwood VIII Ventures LLC: 9.2% (see cover page)

           (c) Number of Shares as to which such person has:

               (i) sole power to vote or to direct the vote:

                   Brentwood Associates VIII, L.P.: 3,495,247 (see cover page) Brentwood Affiliates Fund II, L.P.: 145,636 (see cover page) Brentwood VIII Ventures LLC: 3,640,883 (see cover page)

              (ii) shared power to vote or direct the vote: N/A

              (iii) sole power to dispose or to direct the disposition of:

                    Brentwood Associates VIII, L.P.: 3,495,247 (see cover page) Brentwood Affiliates Fund II, L.P.: 145,636 (see cover page) Brentwood VIII Ventures LLC: 3,640,883 (see cover page)

               (iv) shared power to dispose or to direct the disposition of: N/A


ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               N/A

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               The general partner of both Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P. is Brentwood VIII Ventures LLC, a Delaware limited partnership, which may be deemed to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock owned by Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P.

               Information contained in this Schedule 13G is provided solely for the purpose of complying with Section 13(d) and Section 13(g) of the Securities Exchange Act of 1934, as amended. Brentwood VIII Ventures LLC disclaims beneficial ownership of the securities described herein for any other purpose.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               N/A

ITEM 8  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N/A

ITEM 9  NOTICE OF DISSOLUTION OF GROUP:

               N/A

ITEM 10 CERTIFICATION:

               N/A

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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:          February 12, 2002



                               BRENTWOOD ASSOCIATES VIII, L.P.,
                               a Delaware limited partnership

                               By:  Brentwood VIII Ventures LLC,
                                    a Delaware limited partnership
                                    Its:  General Partner

                                    By:   /s/ G. Bradford Jones
                                       ---------------------------------
                                         G. Bradford Jones
                                         General Partner

                               BRENTWOOD AFFILIATES FUND II, L.P.,
                               a Delaware limited partnership

                               By:  Brentwood VIII Ventures LLC,
                                    a Delaware limited partnership
                                    Its:  General Partner

                                    By:   /s/ G. Bradford Jones
                                       ---------------------------------
                                         G. Bradford Jones
                                         General Partner

                               BRENTWOOD VIII VENTURES LLC,
                               a Delaware limited partnership



                               By:    /s/ G. Bradford Jones
                                  --------------------------------------
                                      G. Bradford Jones
                                      General Partner